Exhibit 99.3

LEASING OUTLOOK Jack Durburg Global President, Transaction Services

Total lease value As of January 1, 2014; excludes affiliates Advise occupiers and investors in formulating and executing leasing strategies Tailored service delivery by property type and industry/market specialization Strategic insight and high-level execution driving significant  market share gains Approximately 4,3502 leasing professionals worldwide    OVERVIEW ($ in millions) Historical Fee Revenue YTD Q3 2013 Lease Transactions1 #1  Global  Market  Position Office:   $56.2 billion Retail:   $15.1 billion Industrial:  $10.5 billion  Other:   $ 1.3 billion  $83.1  billion

MARKET GROWTH DRIVERS | AMERICAS  Sustained, strong job growth Improved GDP growth in the second half of 2014  E-commerce growth (same/next-day delivery) Construction remains low but picking up   Best office absorption in Q3 in seven years Q3 office rents up 1.3%; net absorption up 5% from Q2 16 straight quarters of falling industrial availability Q3 industrial rents up 0.5%; net absorption up 14.8% from Q2 Macro Trends Leasing Market Trends Volumes and  Rents Outlook

MARKET GROWTH DRIVERS | EMEA  Likely zero growth in Eurozone in Q3, better in non-Eurozone countries and strong in UK ECB action has weakened Euro  very good for exports      Despite weak GDP growth, real estate demand improving, giving grounds for measured optimism Q3 office take up increased by 10%, while rents edged up by 1.3% from Q2 Q3 industrial take up posted 3%, increase while rents moved up 1% from Q2 Macro Trends Leasing Market Trends Volumes and  Rents Outlook

MARKET GROWTH DRIVERS | ASIA PACIFIC  APAC growth slowing from 2013, but still strongest globally China in transition and facing weaker growth, but not recession Australia growth remains sub-par Growth improving in India Japan volatile but positive  Emerging Asia countries benefiting from exports to U.S.  Demand rising but strong construction activity will limit rent increases in some markets Q3 office take up increased 15%; rents rose 2.5% from Q2 Q3 industrial take up increased 6.5%; rents stable from Q2 Macro Trends Leasing Market Trends Volumes and  Rents Outlook

GROWTH STRATEGY  VISION: Continue to lead our sector in the core business of Leasing and create more distance between CBRE and competitors Sales Management Integration with  Other Business Lines Mergers and Acquisitions Client Care and Development Platform  Enhancements Recruiting and Retention Matrix Leadership

Geographic  Footprint CBRE STRENGTHS Entrepreneurial and Collaborative Culture Sales Management Operating Model Depth of  Service Offering Resources  Tools Enviable Client  Roster Top Talent  Across Service Lines and Markets

2014 U.S. SUCCESS  STEWART  TITLE CBRE’s Role Collaboration across CBRE service lines Brokerage Capital Markets Labor Analytics Location Incentive Practice Project Management Workplace Strategies Produce exceptional total outcome for Stewart Title   Key Facts  240,000  square foot occupier lease Advisory and Transaction solution Integrated multiple service lines to drive more value to client HOUSTON Texas

2014 INTERNATIONAL SUCCESS

CAPITALAND

SINGAPORE

Key Facts

- 700,000 square foot office tower under construction
- Completion: year-end 2014
- JV of CapitaLand, CCT and Mitsubishi Estate
- Anchor tenant: Cargill

CBRE's Role

- 15-year relationship with CapitaLand
- Appointed sole marketing agent for new office tower, CapitaGreen
- Secured Cargill as anchor tenant
- Pre-leased 40% of building with additional 20% under negotiation



CBRE

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CBRE | BUSINESS OUTLOOK DAY